Exhibit (d)(3)

PRIVATE & CONFIDENTIAL	EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of July 6, 2016 (this “Agreement”), is among Melrose Industries PLC, a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales (“Parent”), Nevada Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and the persons listed on Schedule I hereto (collectively, the “Company Stockholders”).

WHEREAS, as of the date hereof, each Company Stockholder is the record or “beneficial holder” (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of common stock (the “Common Stock”), par value $0.01 per share, of Nortek, Inc., a Delaware corporation (the “Company”), set forth opposite such Company Stockholder’s name on Schedule I hereto (all such shares of Common Stock, together with any shares of Common Stock acquired by a Company Stockholder after the date hereof, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Acquisition Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”; terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement to the extent defined in the Merger Agreement), pursuant to which, among other things, (a) Acquisition Sub will commence a tender offer to purchase all of the outstanding shares of Common Stock (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”), and (b) following the consummation of the Offer, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the DGCL, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to their willingness to enter into and perform its obligations under the Merger Agreement, Parent and Acquisition Sub required that each Company Stockholder enter into this Agreement;

WHEREAS, the Company has requested that each Company Stockholder enter into this Agreement; and

WHEREAS, each Company Stockholder has agreed to enter into this Agreement as requested in order to induce Parent and Acquisition Sub to enter into, and in consideration of their entering into, the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Agreement to Tender

Section 1.1.                                Agreement to Tender.

(a)                                 Each Company Stockholder hereby agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the 7th Business Day following the commencement of the Offer, such Company Stockholder shall (i) cause to be tendered in the Offer all of the Subject Shares then owned by such Company Stockholder, free and clear of all Encumbrances, pursuant to and in accordance with the terms of the Offer and (ii) deliver all other documents or instruments required to be delivered by such Company Stockholder pursuant to the terms of the Offer, including (A) a letter of transmittal with respect to such Company Stockholder’s Subject Shares complying with the terms of the Offer and (B) a certificate representing such Company Stockholder’s Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as may be required) in the case of a book-entry share of any uncertificated Subject Shares.  If any Company Stockholder acquires any Subject Shares after the 7th Business Day following the commencement of the Offer, such Company Stockholder shall tender into the Offer such Subject Shares prior to the Expiration Date.

(b)                                 Each Company Stockholder agrees that once the Subject Shares are tendered into the Offer, such Company Stockholder shall not withdraw the tender of such Subject Shares unless (i) the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement or (ii) this Agreement has been terminated in accordance with Section 5.1.

ARTICLE II
Representations and Warranties of Each Company Stockholder

Each Company Stockholder hereby severally, and not jointly, represents and warrants to Parent and Acquisition Sub (as to such Company Stockholder) as follows:

Section 2.1.                                Authority. Such Company Stockholder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Company Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Company Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by Parent, Acquisition Sub and each other Company Stockholder, this Agreement constitutes a legal, valid, and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

Section 2.2.                                Ownership of Subject Shares; Total Shares. As of the date hereof, such Company Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares listed beside such Company

Stockholder’s name on Schedule I attached hereto, free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except (a) as provided hereunder, (b) pursuant to the Investor Agreement, dated as of April 4, 2012, by and between Nortek Inc. and ACOF II, ACOF Management II, L.P., ACOF Operating Manager II, L.P., Ares Management, Inc., ACOF III, ACOF Management III, L.P., ACOF Operating Manager III, LLC, Ares Management LLC, Ares Management Holdings LLC, Ares Holdings LLC and Ares Partners Management Company LLC. (the “Investor Agreement”) (c) pursuant to any applicable restrictions on transfer under state or federal securities laws or (d) any Encumbrances that will not, either individually or in the aggregate, impair the ability of such Company Stockholder to perform fully its obligations hereunder on a timely basis.  As of the date hereof, such Company Stockholder does not own, beneficially or otherwise, any Subject Shares or other securities of the Company other than as set forth opposite such Company Stockholder’s name in Schedule I hereto.  Except pursuant to the Merger Agreement, no person has any contractual right or obligation to purchase or otherwise acquire any of such Company Stockholder’s Subject Shares.

Section 2.3.                                Power to Dispose of Shares. Such Company Stockholder has full voting power, full power to issue instructions with respect to the matters set forth in this Agreement, full power of disposition with respect to dispositions contemplated by this Agreement, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Stockholder’s Subject Shares.

Section 2.4.                                Consents and Approvals; No Violation. (i) No filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Company Stockholder and the consummation by such Company Stockholder of the transactions contemplated by this Agreement, except for filing requirements as may be required under applicable state or federal securities laws, and (ii) none of the execution and delivery of this Agreement by such Company Stockholder, the consummation by such Company Stockholder of the transactions contemplated by this Agreement or compliance by such Company Stockholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents, if applicable, of such Company Stockholder or the Investor Agreement, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Company Stockholder is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to such Company Stockholder, except, in the case of clauses (B) and (C), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by such Company Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Company Stockholder’s ability to perform its obligations hereunder.

Section 2.5.                                Stockholder Has Adequate Information. Such Company Stockholder is a sophisticated seller with respect to the Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Subject Shares and has independently and without reliance upon either Acquisition Sub or Parent and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Such Company Stockholder acknowledges that neither Acquisition Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Merger Agreement.

Section 2.6.                                No Broker’s Fees.  No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission payable by Parent or the Company or any of their respective subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Stockholder.

Section 2.7.                                Reliance. Such Company Stockholder understands and acknowledges that each of Parent and Acquisition Sub is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III
Representations and Warranties of Parent and Acquisition Sub

Parent and Acquisition Sub hereby represent and warrant to the Company Stockholders as follows:

Section 3.1.                                Organization. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 3.2.                                Corporate Authorization; Validity of Agreement; Necessary Action. Parent and Acquisition Sub have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub, and, assuming the due authorization, execution and delivery thereof by the Company and each of the Company Stockholders, constitutes a valid and legally binding agreement of Parent and Acquisition Sub enforceable against each of them in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

Section 3.3.                                Consents and Approvals; No Violation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by each of Parent and Acquisition Sub, the consummation by each of Parent and Acquisition Sub of the transactions contemplated by this Agreement or compliance by each of Parent and Acquisition Sub with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents Parent or Acquisition Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Parent or Acquisition Sub is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Parent or Acquisition Sub, except, in the case of clauses (B) and (C), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by Parent or Acquisition Sub of the transactions contemplated by this Agreement or otherwise adversely impact Parent’s or Acquisition Sub’s ability to perform their respective obligations hereunder.

ARTICLE IV
Covenants of Each Company Stockholder

Each Company Stockholder severally covenants and agrees as follows:

Section 4.1.                                Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (1) the Effective Time, (2) the termination of the Merger Agreement or (3) the termination of this Agreement in accordance with Section 5.1, each Company Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including, without limitation, entering into any profit sharing arrangement, arrangement or understanding whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any Subject Shares, including short sales of applicable securities, option transactions with respect to Subject Shares, use of equity or other derivative financial instruments relating to Subject Shares and other hedging arrangements with respect to applicable securities, whether any such transaction described in the foregoing is to be settled by delivery of the Subject Shares, other securities, cash or otherwise) with respect to the Transfer of, any or all of such Company Stockholder’s Subject Shares or any other securities of the Company or any interest therein to any person, other than pursuant to the Merger Agreement or the Offer; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of such Company Stockholder’s Subject Shares that could reasonably be expected to impede, interfere with or prevent the transactions contemplated by the Merger Agreement; or (iii) deposit any of such Company Stockholder’s Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Subject Shares, other than pursuant to this Agreement; provided that that the restrictions contained in this Section 4.2 shall not apply to any with respect to any transfer of the Subject Shares by a Company Stockholder pursuant to applicable Laws of descent.

Section 4.2.                                Stop Transfer; Changes in Voting Shares.

(a)                                 Each Company Stockholder agrees with, and covenants to, Parent and Acquisition Sub that (i) this Agreement and the obligations hereunder shall attach to such Company Stockholder’s Subject Shares, and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, such Company Stockholder’s successors or assigns, and (ii) such Company Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of such Company Stockholder’s Subject Shares, unless such transfer is made in compliance with this Agreement.  Notwithstanding any Transfer of Subject Shares, the transferor shall remain liable for the performance of all of the obligations of the Company Stockholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement or the Offer.

(b)                                 Such Company Stockholder hereby authorizes and instructs the Company or its counsel to notify the Company’s transfer agent that, from the date hereof until the Expiration Date, there is a stop transfer order with respect to all of the Subject Shares of such Company Stockholder (and that this Agreement places limits on the transfer of such Subject Shares until the Expiration Date); provided, however, that (i) if the Offer shall have been terminated in accordance with the terms of the Merger Agreement, (ii) if the Merger Agreement is terminated, pursuant to its terms, prior to the purchase of the Subject Shares in the Offer, (iii) if this Agreement shall have been terminated in accordance with its terms or (v) immediately following the Closing (and in any event within such time as would not delay receipt by the Company Stockholder of the Merger Consideration), the foregoing authorization and instruction shall be null and void and shall have no further force or effect.

Section 4.3.                                Appraisal Rights. Each Company Stockholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Company Stockholder may have (including, without limitation, under Section 262 of the DGCL); provided that such waiver and agreement shall not apply in the event this Agreement is terminated in accordance with its terms (other than pursuant to Section 5.1(b)).

Section 4.4.                                Additional Securities. In the event any Company Stockholder becomes the record or beneficial owner of (i) any shares of Common Stock or any other securities of the Company, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities, the terms of this Agreement shall apply to any of such securities as though owned by such Company Stockholder on the date of this Agreement.

Section 4.5.                                Stockholder Capacity. Each Company Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its, his or her shares of Common Stock. Nothing contained in this Agreement shall limit the rights and obligations of any Company Stockholder or any employee of any of its affiliates in his or her capacity as a director of the Company, and the agreements set forth herein shall in no way restrict any director of the Company in the exercise of his or her fiduciary duties as a director of the Company.

Section 4.6.                                Documentation and Information. Each Company Stockholder, on the one hand, and Parent and the Acquisition Sub, on the other hand, (i) consent to and authorize the publication and disclosure by the other party and its affiliates of the identity and the nature of such other party’s commitments and obligations under this Agreement (including, in the case of any Company Stockholder, holding of such Company Stockholder’s Subject Shares) in any announcement or disclosure required by the SEC or other Governmental Authority, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; (ii) agrees promptly to give to the other party any information it may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify the other party of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Company Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 4.7.                                No Solicitation. Each Company Stockholder shall not, and shall direct its Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with any person with respect to, any Competing Proposal or (iii) otherwise engage in any conduct prohibited by Section 6.4 of the Merger Agreement (assuming for this purpose that such Company Stockholder is the “Company”, as such term is defined in the Merger Agreement), in each case, except to the extent that at such time, if any, that the Company is permitted to take any such action with respect to a Competing Proposal pursuant to the Merger Agreement (but subject to the same restrictions applicable to the Company with respect to the taking of such action under the Merger Agreement).  In the event a Company Stockholder receives a Competing Proposal or any request for non-public information relating to the Company or any of its subsidiaries by any person in connection with or for the purpose of facilitating a Competing Proposal, such Company Stockholder shall promptly notify Parent and Acquisition Sub of such receipt or request and shall advise Parent and Acquisition Sub of the status and material details of any such Competing Proposal or request.

Section 4.8.                                Public Announcement. During the term of this Agreement, each Company Stockholder agrees that it shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by any Governmental Authority exercising regulatory authority over such Company Stockholder or any of its Affiliates (which exception shall apply to any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Section 4.9.                                Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution undertaken by the Company, or any change in any of the Subject Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.10.                         No Stockholder Meetings, etc..  For so long as this Agreement remains in effect, each Company Stockholder agrees that it shall not seek to call a special meeting of the stockholders of the Company or deliver or caused to be delivered any written consent, in person or in proxy, with respect to such Company Stockholder’s Subject Shares.

Section 4.11.                         Other Tender and Support Agreements.  Each of Parent and Acquisition Sub represents and warrants that concurrently with the execution of this Agreement, Parent and Acquisition Sub is entering into a tender and support agreement with stockholders affiliated with each of Ares Management LLC, Gates Capital Management, Inc. and Anchorage Advisor Management, L.L.C., and that each such tender and support agreement entered into with such stockholders is on substantially the same terms and conditions (other than with respect to the number of shares subject to such other tender and support agreement, administrative matters such as the addresses for notices and references to the Investor Agreement).  Each of Parent and Acquisition Sub acknowledges and agrees that, in the event that following the date hereof and in connection with the Merger Agreement or the Merger, Parent and/or Acquisition Sub enters into any new tender and support agreement, or amends, waives, terminates or otherwise modifies any tender and support agreement entered into on the date hereof, with any other stockholder of the Company on terms and conditions that are more favorable to such other stockholder in any respect than the terms and conditions contained in this Agreement, then Parent shall promptly advise the Company Stockholders of such fact (and the relevant terms and conditions) and, unless otherwise agreed by Parent and the Company Stockholders, this Agreement, without any further action of Parent or the Company Stockholders, shall be deemed automatically amended and modified to include such more favorable terms such that the Company Stockholders shall receive the benefit of such more favorable terms.

ARTICLE V
Termination

Section 5.1.                                Termination. This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) with respect to a Company Stockholder upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) any modification, waiver or amendment to the Merger Agreement or the terms of the Offer is effected without such Company Stockholder’s consent that, in each case, decreases the amount or changes the form of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement; (d) the Offer shall have terminated or the Expiration Date shall have occurred, in each case, without acceptance for payment of the Subject Shares pursuant to the Offer (provided that this termination right shall only apply so long as the Company Stockholder is not in breach of this Agreement); and (e) the mutual agreement of Parent and such Company Stockholder.  In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, that (x) no such termination shall relieve any party from liability for any breach hereof prior to such termination and (y) the provisions set forth in Section 6.8 shall survive the termination of this Agreement.

ARTICLE VI
Miscellaneous

Section 6.1.                                Governing Law.

(a)                                 This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.2.                                Consent to Jurisdiction.

(a)                                 Each of Parent, Acquisition Sub and the Company Stockholder hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(b)                                 Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 6.2 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  Each of Parent, Acquisition Sub and the Company Stockholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 6.3.                                WAIVER OF JURY TRIAL.  EACH OF PARENT, ACQUISITION SUB AND THE COMPANY STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.3.

Section 6.4.                                Specific Performance. Each Company Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements of such Company Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is and will be relying on such covenants, obligations and agreements in connection with entering into the Merger Agreement and the performance of Parent’s obligations under the Merger Agreement, and (c) a violation of any of the covenants, obligations or agreements of such Company Stockholder contained in this Agreement will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Company Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Company Stockholder, as the case may be, from committing any violation of such covenants, obligations or agreements and to specifically enforce the terms of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable Law.

Section 6.5.                                Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent or Acquisition Sub to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.6.                                Amendment; Waiver. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Acquisition Sub and the Company Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 5.1.

Section 6.7.                                Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by e-mail of a .pdf attachment (provided that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.7):

If to Parent or Acquisition Sub, to:

Melrose Industries PLC

Leconfield House

Curzon Street

London WIJ5JA

Attention:  Joff Crawford
Email: Joff.Crawford@melroseplc.net

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Eric Swedenburg

Email: eswedenburg@stblaw.com

If to a Company Stockholder, to:

Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Daniel C. Lukas
Email: dlukas@aresmgmt.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attention:  Alison S. Ressler

Email: resslera@sullcrom.com

Section 6.8.                                Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.9.                                Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Agreement be consummated as originally contemplated to the fullest extent possible.

Section 6.10.                         Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.11.                         Further Assurances. From time to time at the request of Parent, and without further consideration, each Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 6.12.                         Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.13.                         Counterparts. This Agreement may be executed and delivered (including by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MELROSE INDUSTRIES PLC

By:	/s/ Christopher Miller
Name: Christopher Miller
Title: Director

NEVADA CORP.

By:	/s/ Matthew Nozemack
Name: Matthew Nozemack
Title: Vice President and Secretary

[Signature Page to Tender and Support Agreement]

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By: ACOF Operating Manager II, L.P., its Manager

By:	/s/ Dan Lukas
Name: Dan Lukas
Title: Authorized Signatory

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By: ACOF Operating Manager III, LLC, its Manager

By:	/s/ Dan Lukas
Name: Dan Lukas
Title: Authorized Signatory

[Signature Page to Tender and Support Agreement]

Schedule I

Company Stockholder (Address)	Number of Subject Shares Held as of the Date Hereof
Ares Corporate Opportunities Fund II, L.P. Ares Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, California 90067 Attention: Daniel C. Lukas Email: dlukas@aresmgmt.com	2,937,721

Ares Corporate Opportunities Fund III, L.P. Ares Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, California 90067 Attention: Daniel C. Lukas Email: dlukas@aresmgmt.com	3,280,320